                                                                      EXHIBIT 65


================================================================================


Smith Barney Presentation:


PROJECT MERCURY


Valuation Discussion and Operational Review


January 1997


================================================================================


HIGHLY CONFIDENTIAL                                    SMITH BARNEY, INC.

TABLE OF CONTENTS                                         PROJECT MERCURY
-------------------------------------------------------------------------------

                                                                           TAB
                                                                           ---

SEGMENT VALUATION AND SPIN-MERGE OVERVIEW.................................. A

EXPLORATION AND PRODUCTION SEGMENT VALUATION............................... B

INTERNATIONAL EXPLORATION AND PRODUCTION OPERATIONS AND VALUATION.......... C

MARKETABLE SECURITIES HOLDINGS AND VALUATION............................... D

PETROLEUM PRODUCTS AND REFINING OPERATIONS AND VALUATION................... E

AUTOMOTIVE SERVICE FRANCHISING OPERATIONS AND VALUATION.................... F




HIGHLY CONFIDENTIAL                                    [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
================================================================================
PRELIMINARY MERCURY VALUATION - SPIN-MERGE STRUCTURE


                                      "OLD" MERCURY (ACQUIRED)
                -------------------------------------------------------------------------------
                "CORE" U.S.      INTL AND OTHER     PENN UNION    CHEVRON STOCK
                E&P ASSETS         E&P ASSETS      GAS MARKETING  & SECURITIES       TOTAL
-----------------------------------------------------------------------------------------------
ENTERPRISE      $3,791  $4,190   $300   $400           --       --     $1,294    $5,384  $5,883
VALUE

VALUATION        Multiples       Multiple of Net                     Market
METHODOLOGY      EBITDAX for     Asset Value                         Value on
TO RECOGNIZE     1996 and 1997   determined from                     01/25/97
HIGHEST VALUE                    precedent transactions.

LESS:               --      --     35     70           --       --        254       289     324
ESTIMATED
TAXES

LESS:            1,344   1,344     --     --           --       --      1,184     2,528   2,528
DIRECT DEBT
OR VALUE OF
SHARES
SURRENDERED
                --------------   -----------         -------------      ------   --------------
NET ASSET       $2,447  $2,846   $265   $330           $0       $0      ($144)   $2,568  $3,032
VALUE

FD SHARES                 46.8          46.8                  46.8       46.8              46.8
OUTSTANDING(1)

NAV             $52.33  $60.86  $5.67  $7.06        $0.00    $0.00     ($3.08)   $54.91  $64.84
PER SHARES

                ---------------------------------------------  --------------
                              SPINCO (MERCURY)
                ---------------------------------------------   TOTAL VALUE
                  PRODUCTS          JIFFY                        TO MERCURY
                  COMPANY           LUBE           TOTAL        SHAREHOLDERS
                ---------------------------------------------  --------------

ENTERPRISE      $1,075  $1,188    $218   $241   $1,293 $1,429  $6,677  $7,312
VALUE

VALUATION       Multiples of     Multiples of
METHODOLOGY     SB projected     SB projected
TO RECOGNIZE    1997 EBIT and    1997 EBIT and
HIGHEST VALUE   EBIT             EBITDA

LESS:               --      --      --     --       --     --     289     324
ESTIMATED
TAXES

LESS:               10      10      15     15       25     25   2,553   2,553
DIRECT DEBT
OR VALUE OF
SHARES
SURRENDERED
                --------------    -----------   -------------  --------------
NET ASSET       $1,065  $1,178    $203   $226   $1,268 $1,404  $3,835  $4,435
VALUE

FD SHARES                 46.8           46.8            46.8            46.8
OUTSTANDING(1)

                --------------   ------------   -------------  --------------
NAV             $22.77  $25.19   $4.34  $4.83   $27.11 $30.02  $82.02  $94.86
PER SHARES
-------------------------------------------------------------  --------------

Notes:
----------------------
(1) Shares outstanding includes 46,537,819 shares outstanding at September 30, 1996 in addition to 219,760 option which are exercised under the treasury method of accounting.

HIGHLY CONFIDENTIAL                                             [SMITH BARNEY]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
PRELIMINARY MERCURY VALUATION - BREAKDOWN BY BUSINESS SEGMENT


                                                         IMPLIED
                                                       ENTERPRISE
                                      MULTIPLE RANGE      VALUE     CHOSEN MULTIPLES     EST. ENTERPRISE VALUE
                                     ---------------  ------------- ----------------       -------------------
                             RESULT    LOW    HIGH     LOW    HIGH    LOW    HIGH               LOW    HIGH
--------------------------------------------------------------------------------------------------------------
"CORE" U.S. E&P OPERATIONS

  EBITDAX          1996       486.4    4.9x   13.8x   2,383   6,712

                   1997       586.8     4.7    12.0   2,758   7,041   6.5x   7.1x              3,791   4,190
                                                                                     -------------------------
                                                                                     AVERAGE   3,791   4,190
--------------------------------------------------------------------------------------------------------------
INTERNATIONAL E&P OPERATIONS

  Net Asset Value                                                                                300     400
                                                                                     -------------------------
                                                                                     AVERAGE     300     400
--------------------------------------------------------------------------------------------------------------
PENN UNION GAS MARKETING

  EBIT             1995
                                                                                     -------------------------
                                                                                     AVERAGE
--------------------------------------------------------------------------------------------------------------
PRODUCTS COMPANY

  EBITDA           1996       104.4     6.3    10.4     658   1,086   8.6x   9.6x                905     998
                   1997       132.3     5.4     9.2     714   1,217    7.6    8.4              1,005   1,111
  EBIT             1996        68.9    10.9    20.8     751   1,433   17.5   19.3              1,204   1,331
                   1997        93.9     9.6    14.8     901   1,390   12.6   14.0              1,186   1,311
                                                                                     -------------------------
                                                              1,281                  AVERAGE   1,075   1,188
--------------------------------------------------------------------------------------------------------------
JIFFY LUBE INTERNATIONAL

  EBITDA           1996        40.1    5.3x    8.9x     213     357   6.4x   7.0x                255     282
                   1997        43.6     4.9     8.2     214     357    5.2    5.8                228     252
  EBIT             1996        22.1     6.1    12.7     135     281    9.3   10.3                206     228
                   1997        25.6     6.0    12.5     154     320    7.1    7.9                182     202
                                                                                     -------------------------
                                                                                     AVERAGE     218     241
--------------------------------------------------------------------------------------------------------------
CHEVRON STOCK AND MARKETABLE SECURITIES

  Market Value (1)          1,293.7    1.0x    1.0x   1,294   1,294   1.0x   1.0x              1,294   1,294

                                                                            ----------------------------------
                                                                            TOTAL ENT. VALUE   6,677   7,312
--------------------------------------------------------------------------------------------------------------

Notes:
-----------
(1) Includes 18.1 million shares of Chevron stock, $62.5 million of marketable securities and $47.5 million of notes receivable as of September 30, 1996.

HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
MERCURY FIVE-YEAR TRADING PERFORMANCE




                                  [LINE GRAPH]




(1) Comparable companies include AHC, FI, KMG, MUR and ASH.



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
EXCHANGE RATIO SINCE UNICORN'S IPO


                                 [LINE GRAPH]






HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
MERCURY PROJECTED U.S. EXPLORATION AND PRODUCTION INCOME

                                                       HISTORICAL
                                     -------------------------------------------------
                                     1990     1991     1992     1993     1994     1995
                                     ----     ----     ----     ----     ----     ----
PRICE ASSUMPTIONS (1)
  Average WTI Oil Price              $17.00   $17.00   $17.00   $16.94   $17.14   $18.42
  Mercury Effective Oil Price         21.09    17.00    16.95    14.90    15.00    15.00
    Delta                              4.09     0.00    -0.05    -2.04    -2.14    -3.42

  Average Henry Hub                   $1.90    $1.90    $1.90    $1.97    $1.77    $1.51
  Mercury Effective Gas Price          1.78     1.54     1.81     2.04     2.00     1.80
    Delta                              0.12     0.36     0.09    -0.07    -0.23    -0.29

PRODUCTION AND REVENUE (2)
  Oil and NGL Production (Mmbbls)        11       12       15       24       24       22
  Oil and NGL Revenue                  $232     $204     $254     $358     $360     $330

  Gas Production (Bcf)                  137      147      161      220      244      218
  Gas Revenue                          $244     $226     $291     $449     $488     $392

  Other Revenue                                                    $44      $46      $29

  TOTAL US E&P REVENUE                 $476     $430     $546     $850     $894     $751

OPERATING EXPENSES (2)                 $205     $212     $237     $354     $331     $288
  Lifting Cost ($/Mcfe)               $1.01    $0.97    $0.94    $0.97    $0.85    $0.82
                                     ------   ------   ------   ------   ------   ------
EBITDAX                                $271     $218     $309     $496     $563     $463

  DEPRECIATION (2)                      135      142      174      273      302      185
    Depreciation ($/Mcfe)             $0.66    $0.67    $0.73    $0.77    $0.91    $0.64

  EXPLORATION EXPENSE (2)                21       34        9       69       48       20
                                     ------   ------   ------   ------   ------   ------
EBIT                                   $115      $42     $126     $154     $213     $258

                                           PROJECTED
                                     ----------------------
                                     1996     1997     1998
                                     ----     ----     ----
PRICE ASSUMPTIONS (1)
  Average WTI Oil Price              $22.00   $19.50   $19.50
  Mercury Effective Oil Price         15.05    15.48    15.48
    Delta                             -6.95    -4.02    -4.02

  Average Henry Hub                   $2.20    $2.10    $2.10
  Mercury Effective Gas Price          1.90     2.10     2.10
    Delta                             -0.30     0.00     0.00

PRODUCTION AND REVENUE (2)
  Oil and NGL Production (Mmbbls)        20       21       22
  Oil and NGL Revenue                  $308     $328     $339

  Gas Production (Bcf)                  210      228      246
  Gas Revenue                          $399     $479     $517

  Other Revenue                         $25      $25      $25

  TOTAL US E&P REVENUE                 $731     $832     $881

OPERATING EXPENSES (2)                 $245     $245     $240
  Lifting Cost ($/Mcfe)               $0.74    $0.69    $0.64
                                     ------   ------   ------
EBITDAX                                $486     $587     $641

  DEPRECIATION (2)                      210      225      230
    Depreciation ($/Mcfe)             $0.86    $0.92    $0.96

  EXPLORATION EXPENSE (2)                25       40       40
                                     ------   ------   ------
EBIT                                   $251     $322     $371

Notes:
-------------------------------
(1) Pricing assumptions are based on Smith Barney research estimates and historical pricing spreads.
(2)  Production and expenses are based on Wall Street consensus projections.

[HIGHLY CONFIDENTIAL]                                        [SMITH BARNEY LOGO]

VALUATION OF SELECTED EXPLORATION AND PRODUCTION COMPANIES       PROJECT MERCURY
--------------------------------------------------------------------------------
(US$ in millions, except for per share and multiple data)

                                                                                 ENTERPRISE VALUE (4)/
                                                                     --------------------------------------
                                             EQUITY                       EBITDAX(5)           EBIT
                                PRICE AT     MARKET     ENTERPRISE    -----------------  -------------------
COMPANY                         1/28/97      VALUE(1)    VALUE(4)     1996E(3) 1997E(3)  1996E(3)   1997E(3)   IMVR(6)
                              ----------------------------------------------------------------------------------------
LARGE INDEPENDENT EXPLORATION & PRODUCTION COMPANIES
Anadarko Petroleum Corp.         $63.50    $  3,843      $ 4,515        13.5x   11.7x      26.8x     23.3x    $ 4,202

Apache Corporation                36.75       3,330        4,709         8.3     6.8       18.7x     15.3x      4,445

Burlington Resources              49.13       6,172        7,387         8.4     7.6       15.2x     15.1x      6,914

ENSERCH Exploration               10.75       1,354        1,727         8.4     8.4         NM        NM       1,503

Enron Oil & Gas                   23.50       3,787        4,078         7.8     6.7       18.9x     14.9x      3,923

Louisiana Land & Expl.            54.38       1,881        2,374         5.8     6.1       16.9x     21.8x      2,324

Noble Affiliates, Inc.            44.00       2,567        3,605         6.5     6.3       17.9x     16.1x      3,506

Vastar Resources, Inc.            38.13       3,713        4,490         7.1     6.9       16.7x     14.7x      4,543



                              Average:     $  3,331      $ 4,111         8.2x    7.6x      18.7x     17.3x    $ 3,920
                              Median:         3,521        4,284         8.0     6.8       17.9      15.3       4,063
                              High:           6,172        7,387        13.5    11.7       26.8      23.3       6,914
                              Low:            1,354        1,727         5.8     6.1       15.2      14.7       1,503

                                        IMVR(6)/
                            --------------------------------
                                            FULLY DEV.(8)
                                            TOTAL PROVED
                            SEC-10    ----------------------
COMPANY                     VALUE(7)    Mcfe      PRICE Mcfe
                            --------------------------------
Anadarko Petroleum Corp.     179%     $   1.51      $   1.22

Apache Corporation           182%         1.75          1.30

Burlington Resources         177%         1.10          0.96

ENSERCH Exploration           95%         1.11          0.99

Enron Oil & Gas              196%         1.17          1.06

Louisiana Land & Expl        163%         1.58          1.41

Noble Affiliates, Inc.       124%         1.75          1.47

Vastar Resources, Inc.       149%         1.77          1.58

               Average:      158%     $   1.47      $   1.25
               Median:       170%         1.54          1.26
               High:         196%         1.77          1.58
               Low:           95%         1.10          0.96

Notes:
-------------------------------------------------
(1) Equity Market Value = Total Shares Outstanding (calculated by the treasury method) *Current Common Stock Price.
(2) Latest Twelve Months as of 9/30/96.
(3) Forward projections are IBES earnings with Smith Barney research add-backs.
(4) Enterprise Value = Entity Market Value + Market Value of Preferred + Total Debt (principal amount) + Minority Interest - Cash and Marketable Securities.
(5) EBITDAX includes exploration expense in addition to depreciation.
(6) IMVR = Indicated Market Value of Reserves, equity market value less non-reserve assets, plus non-reserve liabilities.
(7) SEC-10 value is pre-tax for domestic reserves and after-tax for international reserves.
(8) Fully developed ratios include future development costs of undeveloped proved reserves, equivalents are calculated at 6:1.

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
LEVERAGE RATIOS OF SELECTED EXPLORATION AND PRODUCTION COMPANIES
(US$ in millions, except for per share and multiple data)




------------------------------------------------------------------------------------------------------------------------------------

                                                     TOTAL DEBT/                                                      EQUITY MARKET
                            SENIOR                CAPITALIZATION   TOTAL DEBT/                    NET DEBT/   1997E       VALUE/
                          UNSECURED     TOTAL   -----------------     1997E    NET    NET DEBT/    1997E    EBITDAX/     TANGIBLE
COMPANY                 CREDIT RATING   DEBT    BOOK(1) MARKET(2)    EBITDAX   DEBT  ASSET VALUE  EBITDAX   INTEREST   BOOK VALUE(3)
------------------------------------------------------------------------------------------------------------------------------------
LARGE INDEPENDENT EXPLORATION & PRODUCTION COMPANIES

Anadarko Petroleum Corp.    A3/BBB+     $  716    42%     16%      1.9x       $  672      27%      1.7x       9.4x         4.0x

Apache Corporation          Baa1/BBB     1,392    49%     29%       2.0        1,379      54%      2.0       11.2          2.3

Burlington Resources        A3/A-        1,347    38%     18%       1.4        1,215      29%      1.3        9.2          2.8

ENSERCH Exploration         NR/NR          225    17%     13%       1.1          223      14%      1.1       15.9          1.4

Enron Oil & Gas             A3/A-          301    20%      7%       0.5          291      15%      0.5       47.0          3.1

Louisiana Land & Expl.      Baa2/BBB       505    53%     21%       1.3          493      32%      1.3       12.5          4.2

Noble Affiliates, Inc.      Baa2/BBB     1,129    71%     31%       2.0        1,038      36%      1.8       10.4          5.5

Vastar Resources, Inc.      Baa2/BBB       799    78%     18%       1.2          777      25%      1.2       12.4         16.0

                            -------------------------------------------------------------------------------------------------------
                            AVERAGE:    $  796    33%     17%       1.4X      $  756      28%      1.3X      18.5X         2.7X

                            MEDIAN:      1,031    40%     17%        1.6         944      28%      1.5       10.3          2.5

                            HIGH:        1,392    49%     29%        2.0       1,379      54%      2.0       47.0          4.0

                            LOW:           225    17%      7%        0.5         223      14%      0.5        9.2          1.4
------------------------------------------------------------------------------------------------------------------------------------

NOTES:

---------------------

(1) Book Capitalization = Total Debt + Common Book Equity + Preferred (at liquidation preference) + Minority Interest

(2) Market Capitalization = Total Debt + Common Equity Market Value + Preferred Market Value + Minority Interest.

(3) Numbers as of 9/30/96

HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY

Asset and Operating Characteristics of Selected Exploration and Production
    Companies
(US$ in millions, except for per share and multiple data)

------------------------------------------------------------------------------------------------------------------------------------
                                                        RESERVE LIFE-    PROVED                   3 - YEAR
                                             PROVED        PROVED      DEVELOPED/   GAS A % OF    RESERVE         LOE/       G&A/
                                 SEC-10     RESERVES     DEVELOPED       PROVED       PROVED     REPLACEMENT      MCFE       MCFE
COMPANY                         VALUE(2)   (BTU BCFE)     (YEARS)       RESERVES     RESERVES    /PRODUCTION    PRODUCED   PRODUCED
------------------------------------------------------------------------------------------------------------------------------------
Large Independent Exploration & Production Companies

Anadarko Petroleum Corp.         $2,347       3,158        10.2            70%        58%          234%       $0.68         $0.34
Apache Corporation                2,448       2,704         6.7            81%        57%          249%        0.70          0.11
Burlington Resources              3,900       6,688         9.8            83%        82%          147%        0.64          0.19
ENSERCH Exploration               1,581       1,612         8.0            69%        78%          252%        0.70          0.21
Enron Oil & Gas                   2,001       3,591         6.4            56%        92%          326%        0.35          0.16
Louisiana Land & Expl             1,426       1,560         6.2            84%        63%          145%        0.67          0.19
Noble Affiliates, Inc.            2,837       2,035         6.9            95%        64%          433%        0.49          0.20
Vastar Resources, Inc.            3,040       2,725         5.3            82%        76%          103%        0.43          0.15

-----------------------------------------------------------------------------------------------------------------------------------
Average:                         $2,455       3,551         8.2            72%        73%          242%        0.62         $0.20
Median                            2,397       2,931         8.9            75%        68%          241%        0.69          0.20
High:                             3,900       6,688        10.2            83%        92%          326%        0.70          0.34
Low:                              1,581       1,612         6.4            56%        57%          147%        0.35          0.11
-----------------------------------------------------------------------------------------------------------------------------------
MERCURY                          $2,765       2,675         6.0            86%        55%           74%       $0.58         $0.28
-----------------------------------------------------------------------------------------------------------------------------------

Notes:
------------------------------------------
(1)  Asset information based on financials as of 12/31/95.
(2) SEC-10 value is pre-tax for domestic reserves and after-tax for international reserves.
(3)  Reserve equivalents are calculated on a 6:1 basis.
(4)  Numbers as of 9/30/96.


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                Project Mercury
================================================================================
SELECTED EXPLORATION AND PRODUCTION ACQUISITIONS IN THE GULF OF MEXICO
(US Dollars in millions)

---------------------------------------------------------------------------------------------
                                                               PURCHASE PRICE OF RESERVES(1)
                                                               -----------------------------
ACQUIROR/                        DATE      DATE        TRANSACTION      PROVED         SEC-10
 SELLER                       ANNOUNCED  EFFECTIVE        VALUE          BOE           VALUE
---------------------------------------------------------------------------------------------
Noreen Energy Resources Ltd.  12/11/96   12/11/96           37            NA             NA
  Flores & Rucks, Inc.
American Exploration/         09/30/96   09/15/96           39          6.04           166%
  Zilkha Energy Company
Houston Exploration IPO       05/24/96   09/19/96          347          5.95           122%
Panaco, Inc./                 08/27/96   10/01/96           40          5.90            75%
  Amoco Corporation
Vastar Resources, Inc./       07/17/96   03/01/96           37          5.44             NA
  Conoco Inc.
Flores & Rucks/               07/10/96   09/30/96          119          5.34             NA
  Mobil Corp.
Noble Affiliates/             07/02/96   07/31/96        1,068          6.58           102%
  Energy Development Corp.
Burlington Resources/         06/06/96   06/03/96           77          5.70             NA
  Gulfstream Resources
American Exploration/         03/18/96   03/01/96           56          5.66             NA
  Private Company
Hunt Pet/W&T Offshr/          02/28/96   01/01/96          200          5.47            72%
  Columbia Gas
Forcenergy Inc./              06/02/95   08/02/95           40          5.00           101%
  Ashlawn Energy Inc.


                                                            RESERVE STATISTICS
                             TRANSACTION      --------------------------------------------
                               VALUE /        PROVED
ACQUIROR/                       LTM           RES. LIFE  PERCENT  PERCENT   REGIONS OF
 SELLER                       EBITDA          (YEARS)     GAS     DEVLPD    OPERATIONS
------------------------------------------------------------------------------------------
Noreen Energy Resources Ltd.     NA              NA        NA      NA     Gulf of Mexico
  Flores & Rucks, Inc.
American Exploration/           0.9             6.0       44%    100%     Gulf of Mexico
  Zilkha Energy Company
Houston Exploration IPO         5.5             8.2       98%     73%     Gulf of Mexico
Panaco, Inc./                    NA             9.0       69%     87%     Gulf of Mexico
  Amoco Corporation
Vastar Resources, Inc./          NA             8.9       66%     90%     Gulf of Mexico
  Conoco Inc.
Flores & Rucks/                  NA             1.7       38%      NA     Gulf of Mexico
  Mobil Corp.
Noble Affiliates/               5.3             7.7       67%     84%     Gulf of Mexico
  Energy Development Corp.
Burlington Resources/            NA             9.2       60%     80%     Gulf of Mexico
  Gulfstream Resources
American Exploration/            NA             6.5       76%     72%     Gulf of Mexico
  Private Company
Hunt Pet/W&T Offshr/             NA             6.3       70%     84%     Gulf of Mexico
  Columbia Gas
Forcenergy Inc./                5.1            15.0       30%     71%     South Pass 24,
  Ashlawn Energy Inc.                                                     Varmillion 28

Average:   $  187    $5.71      106%      4.2x     7.9     62%     82%
Median:        56     5.68      102%      5.2      8.0     67%     84%
High:       1,068     6.58      166%      5.5     15.0     98%    100%
Low:           37     5.00       72%      0.9      1.7     30%     71%

--------------------------------------------------------------------------------
(1) The purchase price of reserves is the transaction value adjusted for acquired non-oil and gas assets and assumed liabilities, including development costs.

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
SELECTED EXPLORATION AND PRODUCTION ACQUISITIONS OF U.S. ONSHORE PROPERTIES
(US Dollars in millions)

-----------------------------------------------------------------------------------------------------------------------
                                                                          PURCHASE PRICE OF RESERVES (1)    TRANSACTION
                                                                          ------------------------------       VALUE/
ACQUIROR/                           DATE          DATE       TRANSACTION      PROVED        SEC-10               LTM
SELLER                            ANNOUNCED     EFFECTIVE       VALUE          BOE          VALUE               EBITDA
-----------------------------------------------------------------------------------------------------------------------
Lomak Petroleum Inc./             01/03/97      01/03/97        $400          $9.22           83%                7.4
  American Cometra, Inc.

KCS Energy/                       10/17/96      01/03/97         236           5.19           97%                5.2
  MidAmerican Energy

Devon Energy/                     10/17/96       Pending         297           5.05           90%                3.5
  Kerr-McGee

Abraxas Petroleum/                09/18/96      09/30/96          28           5.98           81%                 NA
  State Street Research

Questar Corp./                    08/23/96      04/01/96         111           4.27            NA                 NA
  PMC Reserve Acquisition Co.

Energen (Taurus Exploration)/     07/15/96      07/01/96          61           3.66          384%                 NA
  Burlington Resources

Houston Exploration/              07/01/96      05/01/96          65           3.49            NA                 NA
  TransTexas Gas

National Energy Group/            06/20/96      08/29/96         107           6.17           89%                9.5
  Alexander Energy Corp.

DLB Oil and Gas/                  06/03/96      01/01/96          35           4.45            NA                 NA
  Amerada Hess

Enron C&T/CALPERS/                05/24/96      09/01/96          51           4.85           81%                4.9
  Clinton Gas Systems

Magnum Petroleum/                 05/21/96      04/01/96          37           3.87            NA                 NA
  Burlington Resources

ONEOK/                            04/22/96      12/01/95          47           5.47            NA                 NA
  SCANA Petroleum

Denbury Resources/                04/17/96      01/01/96          42           5.78            NA                 NA
  Amerada Hess

Medallion Production/             04/17/96      04/01/96          45           4.61           82%                3.8
  Enron C&T

Municipal Light & Power/          04/17/96      01/01/97         120           2.88            NA                 NA
  Shell Western E&P

Enron C&T/                        04/15/96      03/31/96         171           6.01           73%                5.6
  Hardy Oil & Gas
-----------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
                                  RESERVE STATISTICS
                                  ----------------------------------------------------------------------------------
                                  PROVED
ACQUIROR/                         RES. LIFE             PERCENT        PERCENT        REGIONS OF
SELLER                            (YEARS)                 GAS          DEVLPD.        OPERATIONS
--------------------------------------------------------------------------------------------------------------------
Lomak Petroleum Inc./                13.5                 78%            67%          Onshore Texas
  American Cometra, Inc.                                                              Gulf of Mexico

KCS Energy/                           7.3                 76%            86%          Sawyer Canyon, Arklatex
  MidAmerican Energy                                                                  Anadarko, Gulf Coast

Devon Energy/                         8.8                 53%            94%          Permian Basin
  Kerr-McGee                                                                          and Rockies

Abraxas Petroleum/                   22.0                 34%           100%          Portilla & Happy Fields, Texas
  State Street Research

Questar Corp./                       18.8                 62%            70%          Permian Basin
  PMC Reserve Acquisition Co.                                                         Mid-Continent

Energen (Taurus Exploration)/        22.2                100%           100%          Black Warrior Basin
  Burlington Resources

Houston Exploration/                  7.4                100%            49%          Zapata Co., TX
  TransTexas Gas

National Energy Group/               11.1                 88%            66%          Anadarko, Arkoma, and
  Alexander Energy Corp.                                                              Cotton Valley

DLB Oil and Gas/                     13.4                 57%            95%          Oklahoma
  Amerada Hess

Enron C&T/CALPERS/                    9.4                 79%            84%          Appalachia
  Clinton Gas Systems

Magnum Petroleum/                    11.2                100%            95%          Texas Panhandle, Oklahoma
  Burlington Resources

ONEOK/                                7.7                 85%            87%          Oklahoma
  SCANA Petroleum

Denbury Resources/                   13.5                 20%            80%          Mississippi, Louisiana
  Amerada Hess

Medallion Production/                 6.2                 99%            95%          Sutton County, West Texas
  Enron C&T

Municipal Light & Power/             23.4                100%           100%          Beluga River Field, AK
  Shell Western E&P

Enron C&T/                            9.8                 71%            82%          Texas and Gulf Coast
  Hardy Oil & Gas
--------------------------------------------------------------------------------------------------------------------

(1) The purchase price of reserves is the transaction value adjusted for acquired non-oil and gas assets and assumed liabilities, including development costs.


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
================================================================================
SELECTED EXPLORATION AND PRODUCTION ACQUISITIONS OF U.S. ONSHORE PROPERTIES
(US Dollars in millions)

---------------------------------------------------------------------------------------------
                                                               PURCHASE PRICE OF RESERVES(1)
                                                               -----------------------------
ACQUIROR/                        DATE      DATE        TRANSACTION      PROVED         SEC-10
 SELLER                       ANNOUNCED  EFFECTIVE        VALUE          BOE           VALUE
---------------------------------------------------------------------------------------------
Chesapeake Energy/            04/13/96   01/01/96          $35         $3.60             NA
  Amerada Hess
Louis Dreyfus/                04/09/96   01/01/96           30          2.99             NA
  Coastal Oil and Gas
Lomak Petroleum/              04/08/96   01/01/96           36          2.81             NA
  Private Company
Seagull Energy/               03/26/96   01/01/96           26          4.40             NA
  Private Company
HS Resources/                 02/26/96   06/18/96          235          7.50            186%
  Tide West Oil Company
Floyd Oil/                    02/07/96   01/01/96           33          4.01             NA
  Private Company
Contour Production/           01/23/96   02/15/96          163          9.14            178%
  Kelley Oil & Gas
Comstock Resources/           01/22/96   01/01/96          104          4.79             70%
  Blackstone Inc.
Patina Oil Corporation/       01/17/96   05/03/96          229          3.68             46%
  Gerrity Oil & Gas
Joint Energy Dev Inv/         10/31/95   02/16/96          290          5.36            128%
  Coda Energy, Inc.
Louis Dreyfus/                06/13/95   01/01/95           93          4.79            184%
  American Exploration
Barrett Resources/            05/03/95   07/08/95          347          4.89            131%
  Plains Petroleum
Coho Energy, Inc./            11/11/94   12/08/94           50          2.92             96%
  Interstate Natural Gas





                                                            RESERVE STATISTICS
                             TRANSACTION      --------------------------------------------
                               VALUE /        PROVED
ACQUIROR/                       LTM           RES. LIFE  PERCENT  PERCENT   REGIONS OF
 SELLER                       EBITDA          (YEARS)     GAS     DEVLPD    OPERATIONS
------------------------------------------------------------------------------------------
Chesapeake Energy/              NA             10.7       91%      95%       S. Oklahoma
  Amerada Hess
Louis Dreyfus/                  NA             13.4       83%      85%       Anadarko
  Coastal Oil and Gas
Lomak Petroleum/                NA             25.4       83%      79%       TX, OK, NM, Rocky Mtn
  Private Company
Seagull Energy/                 NA              8.0       86%      85%       Oklahoma, Texas
  Private Company
HS Resources/                   11.0            8.7       90%      87%       Anadarko, Arkoma, East Texas
  Tide West Oil Company
Floyd Oil/                      NA             21.8       59%      73%       OK, TX, NM, MS
  Private Company
Contour Production/             14.9           11.4       96%      58%       N & S Louisiana
  Kelley Oil & Gas
Comstock Resources/              5.2            NA        76%      72%       Polk Co, Texas
  Blackstone Inc.
Patina Oil Corporation/          5.8           10.7       67%      75%       DJ Basin
  Gerrity Oil & Gas
Joint Energy Dev Inv/            9.5           16.0       14%      56%       West Texas, Kansas, Oklahoma
  Coda Energy, Inc.
Louis Dreyfus/                   NA             8.8      100%      68%       Sawyer Field, West Texas
  American Exploration
Barrett Resources/               11.2          12.1       83%      89%       Hugoton and Permian,
  Plains Petroleum                                                           and Offshore La
Coho Energy, Inc./               4.4           13.4      100%     100%       Monroe Field, La
  Interstate Natural Gas


---------------------------------------------------------------------------------------------
Average:               $112      $4.74      125%        7.3x       13.0       77%         82%
Median                   63       4.70       93%        5.6        11.2       83%         85%
High:                   347       9.14      384%       14.9        25.4      100%        100%
Low:                     26       2.81       46%        3.5         6.2       14%         49%
---------------------------------------------------------------------------------------------

-------------
(1) The purchase price of reserves is the transaction value adjusted for acquired non-oil and gas assets and assumed liabilities, including development costs.

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
INTERNATIONAL AND POTENTIAL NON-CORE E&P ASSETS

------------------------------------------------------------------------------------------------------------------------------------
                               MERCURY
COUNTRY      AREA/FIELDS         WI      OPERATOR/PARTNERS         PROJECT DESCRIPTION          OTHER COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Azerbaijan   Azeri, Chiraq     4.8175%   Consortium including   o Located in 400 feet of      o Completed the sale of 5.0% of its
             and deepwater               BP (17.1%), Amoco        water 120 miles offshore      working interest in the project to
             portion of the              (17%), SOCAR (10%),      in the southern portion of    Exxon, ITOCHU and Unocal for
             Gunashli Fields             Lukoil (10%), Statoil    the Caspian Sea               $130 million, consisting of $88
             ("ACG")                     (8.6%), Unocal                                         million received and subsequent
                                         (9.5%) and 5 others    o Aggregate capital             installments of $22 million at
                                                                  investment estimated at       first production and $20 million
                                                                  between $7-8 billion to       when the unit reaches production
                                                                  develop an estimated 4        of 200,000 bopd
                                                                  billion BOE over a 30
                                                                  year project life           o The acquirers will fund all of
                                                                                                Mercury's future obligations in
                                                                o Mercury should begin to       the project retroactive to January
                                                                  receive income from the       1, 1996 until all such
                                                                  project about 2003 due to     expenditures and accrued interest
                                                                  the sale agreement            are recovered from Mercury's shared
                                                                                                of production from the project

             Karabakh Project 30.0%      Lukoil, AGIP, LUKAgip  o Located north of the Gunashli
                                         and SOCAR                field in the Caspian Sea

                                                                o Should begin drilling in 1997
                                                                  after completion of 3-D seismic
                                                                  survey

                                                                o Estimated unrisked recoverable
                                                                  reserves of between 1-2 billion
                                                                  BO; but untested structure

                                                                o Transports approximately    o The sale of the 5.0% interest in
             Gunashli Natural 49.0%      Mercury, Exxon,          150 mmcfd of gas to shore     the ACG project conveyed the
             Gas Gathering               ITOCHU and Unocal        previously being vented by    right to receive 51% of payments
             and Compression                                      Gunashli field                due Pennzoil for reimbursement
             Project                                                                            of the gas utilization project
                                                                o Creditable against Mercury's
                                                                  share of a bonus payable to
                                                                  the Azerbaijani government
                                                                  for the ACG and Karabakh
                                                                  projects



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
INTERNATIONAL AND POTENTIAL NON-CORE E&P ASSETS


------------------------------------------------------------------------------------------------------------------------------------
                                      MERCURY
COUNTRY         AREA/FIELDS             WI              OPERATOR/PARTNERS        PROJECT DESCRIPTION                  OTHER COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Egypt           Southeast Gulf of       50%             Repsol                   -  The Block is approximately the
                Suez Block                                                          size of 44 Gulf of Mexico
                                                                                    blocks, located offshore

                                                                                 -  Seismic is being evaluated and a
                                                                                    well should be spudded in the
                                                                                    first quarter of 1997

                Southwest Gebel         87.5%           Mercury/Forum            -  The Block is approximately the
                El-Zeit Block                                                       size of 26 Gulf of Mexico
                (adjoins SE Gulf                                                    blocks, located offshore
                of Suez Block)

                                                                                 -  Farm-in agreement signed in 1995
                                                                                    with Forum Exploration
                                                                                    Company

                                                                                 -  Seismic acquistion in progress

                                                                                 -  A well should be spudded in mid-1997

                West Feiran             50.0%           AGIP                     -  The block is approximately the
                Block                                                               size of 17 Gulf of Mexico blocks

                                                                                 -  A well will be spudded near the
                                                                                    end of 1997 after completion of
                                                                                    3-D seismic work

                Central Gulf of         100.0%          --                       -  The Block covers 34 square
                Suez                                                                kilometers and was awarded in
                                                                                    June 1996, subject to
                                                                                    verification by Egyptian
                                                                                    Parliament


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
INTERNATIONAL AND POTENTIAL NON-CORE E&P ASSETS


------------------------------------------------------------------------------------------------------------------------------------
                                      MERCURY
COUNTRY         AREA/FIELDS             WI              OPERATOR/PARTNERS        PROJECT DESCRIPTION                  OTHER COMMENTS
------------------------------------------------------------------------------------------------------------------------------------
Qatar           Block 8                 100.0%          --                       - A 1,055 square mile concession
                                                                                   adjacent to three producing
                                                                                   oilfields in the offshore Arabian
                                                                                   Gulf


                                                                                - Drilling of the first of four
                                                                                  planned wells will begin in first
                                                                                  quarter of 1997, with estimated
                                                                                  recoverable reserves between 3-
                                                                                  4 billion barrels

Venezuela       East Falcon Unit        NA              Mercury, Vinnecler SA   - Service agreement with
                in NW Venezuela                                                   Maraven in which Maraven
                                                                                  pays all costs, subject to a per-
                                                                                  bbl fee from production

                                                                                - Field reactivation with
                                                                                  production expected to reach
                                                                                  2,000 bopd by year end 1996
                                                                                  and current gross proved
                                                                                  reserves of 12 MMBO

                                                                                - Also includes two undeveloped
                                                                                  gas fields and several
                                                                                  exploration prospects

Canada          Zama area in            NA - Joint      Gulf Canada             - Natural gas exploration area
                northern Alberta        Venture

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
SELECTED CENTRAL ASIAN EXPLORATION AND PRODUCTION TRANSACTIONS
(US Dollars in millions)

-----------------------------------------------------------------------------------------
                                                                   TRANSACTION VALUE
                                                                -------------------------
ACQUIROR(S) /                        DATE        TRANSACTION    DEVELOPED     RECOVERABLE
SELLER                             ANNOUNCED       VALUE           BOE           BOE
-----------------------------------------------------------------------------------------
LUKoil/                            01/16/97           NA             NA            NA
  Chevron Corp.

Atlantic Richfield /               09/19/96       $5,000             NA            NA
  AO Lukoil Holding

Melrose Energy /                   09/05/96           15          $0.53         $0.18
  Evikhon Oil

Hurricane Hydrocarbons / *         08/29/96          340           2.99          1.07
  JSC Yuzhneftegaz

Exxon, Itochu and Unocal /         07/30/96          132             NA          0.66
  Pennzoil Co.

Mobil Corp. /                      05/03/96         1100             NA          0.73
  Republic of Kazakhstan

Undisclosed /                      04/11/96           10           3.42            NA
  Snyder Oil Corp.

Itochu Corp. /                     03/12/96           NA             NA            NA
  McDermott International, Inc.

Fountain Oil Inc. /                 2Q 1995            8           0.30          0.09
  Undisclosed

Petro-Hunt /                       02/13/95           50           5.68          0.81
  Vanguard Petroleum

-------------------------------------------------------------------------------------------------------------------------
ACQUIROR(S) /                           REGIONS OF
SELLER                                  OPERATIONS                        COMMENTS
-------------------------------------------------------------------------------------------------------------------------
LUKoil/                            Tenghiz, Kazakhstan                    Chevron sold 5% interest in Tenghiz project to
  Chevron Corp.                                                           LUKoil to increase Russian interest in
                                                                          Kazakh project

Atlantic Richfield /               Caspian Sea, Kazakhstan, Azerbaijan    Joint venture to develop several significant
  AO Lukoil Holding                                                       projects over the next ten years.

Melrose Energy /                   Siberia, Russia                        Melrose acquired Caraline Trading Ltd., which
  Evikhon Oil                                                             represents 20% of Evikhon

Hurricane Hydrocarbons / *         Kazakhstan                             Hurricane Hydrocarbons acquired the Kazakh
  JSC Yuzhneftegaz                                                        Government's interest in Yuzhneftegaz for
                                                                          $120mm, plus $220mm in development costs.

Exxon, Itochu and Unocal /         Azer-Chiraq-Gunashli, Azerbaijan       Companies will fund PZL's obligations until all
  Pennzoil Co.                                                            expenditures and accrued interest are recovered
                                                                          from Pennzoil's share of production from the
                                                                          ACG unit.

Mobil Corp. /                      Tenghiz, Kazakhstan                    Government of Kazakhstan sold Mobil 50% of its
  Republic of Kazakhstan                                                  stake in the Tenghiz project.

Undisclosed /                      Logovskoye, Russia                     Snyder sold 15.4% of its interest in its
  Snyder Oil Corp.                                                        Russian subsidiary, SOCO Perm Russia.

Itochu Corp. /                     Azeri-Chiraq-Gunashli, Azerbaijan      McDermott sold its 2.45% interest in the ACG
  McDermott International, Inc.                                           unit.

Fountain Oil Inc. /                Maylop Field, Russia                   Fountain acquired a private company with a 31%
  Undisclosed                                                             interest in the Maykop gas condensate field.

Petro-Hunt /                       Siberia, Russia                        Petro-Hunt acquired a 20% interest in Magma Oil
  Vanguard Petroleum                                                      Company, which operates the Yuzhnoye field in
                                                                          Siberia.

                      ---------------------------------
                      Average:     $2.58          $0.59
                      Median:      $2.99          $0.70
                      High:        $5.68          $1.07
                      Low:         $0.30          $0.09
                      ---------------------------------

Note:
-----
* Transaction cost includes present value of future development costs


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
SELECTED MIDDLE EAST/NORTH AFRICAN EXPLORATION AND PRODUCTION TRANSACTIONS
(US Dollars in millions)

------------------------------------------------------------------------------
                                                          TRANSACTION VALUE
                                                       -----------------------
ACQUIROR/                       DATE     TRANSACTION   DEVELOPED   RECOVERABLE
SELLER                        ANNOUNCED     VALUE         BOE          BOE
------------------------------------------------------------------------------
Seagull Energy/               07/22/96      $516         $8.83           NA
   Global Natural Resources

Apache Energy/                03/28/97      $372         $7.11           NA
   Phoenix Resources

Seagull Energy                07/22/96      $ 74         $7.71        $4.35
   Exxon Corp.

NOMECO                        02/28/95      $ 49         $2.47           NA
   Walter International

Canadian Leader Energy        03/01/96      $ 11         $1.58        $1.31
   Marathon Oil

---------------------------------------------------------------------------------------------------------------------------
ACQUIROR/                      REGIONS OF
SELLER                         OPERATIONS                          COMMENTS
---------------------------------------------------------------------------------------------------------------------------
Seagull Energy/                Gulf Coast, Egypt, Russia,          Seagull acquired international presence in the E&P arena
   Global Natural Resources    Indonesia, and other                through acquisition.

Apache Energy/                 Egypt                               Increases Apache's exposure to operations in the Qurun
   Phoenix Resources                                               and Khalda Blocks

Seagull Energy                 Egypt                               Acquisition of Exxon's Egyptian properties supplemented
   Exxon Corp.                                                     Seagull's presence in the region.

NOMECO                         Congo, Equitorial Guinea, Tunisia   NOMECO acquired properties through the issuance of
   Walter International                                            it parents stock (CMS Energy) and cash.

Canadian Leader Energy         Offshore Tunisia                    Canadian Leader acquired Marathon's two Tunisian
   Marathon Oil                                                    subsidiaries for $11.4mm in cash.

                         ----------------------------
                         Average:     $5.54     $2.83
                         Median:      $7.11     $2.83
                         High:        $8.83     $4.35
                         Low:         $1.58     $1.31
                         ----------------------------


HIGHLY CONFIDENTIAL                                        [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
SUMMARY OF CHEVRON STOCK OWNED BY MERCURY


o Mercury owns 18,071,036 shares of Chevron stock ("CHV", trading price of $65.50) worth approximately $1,184 million

o These shares are deposited with exchange agents for possible exchange for $402.5 million principal amount of 6.50% Senior Debentures due 2003 and %500.0 million principal amount of 4.75% Senior Debentures due 2003

o Mercury has a tax basis equal to its cost basis of $33.68 per share less $8.28 per shares for a tax basis of $25.40, indicating a current potential taxable gain of $725 million and a tax liability of $254 million at a 35% corporate rate if the shares were exchanged today

o       The true present value of the liability depends on several factors:

              (i) When one believes the shares will be exchanged, which is a function of the current yield of the two debentures versus the dividend yield on CHV stock




                                                          6.50% SENIOR DEBS      4.75% SENIOR DEBS
                                                               DUE 2003                DUE 2003        CHV COMMON
                                                          ------------------     -----------------  ----------------
                          TRADING PRICE (1/28/97)               $156.50                 $114.88           $65.50

                          ANNUAL PAYMENT                          $6.50                   $4.75            $2.16

                          CURRENT YIELD                            4.15%                   4.13%           3.30%


              (ii) The expected growth rate of CHV common stock versus the cost of carry

              (iii) Negative current arbitrage of approximately $10.9 million per year, which will narrow as the dividend increases



HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

Mercury Products Company                                        PROJECT MERCURY
-------------------------------------------------------------------------------


SUMMARY OF BUSINESS

Mercury's refining and marketing operations are conducted through Mercury Products Company (MPC), a wholly owned subsidiary. MPC is Mercury's second largest business segment with identifiable assets of $871.5 million as of January 1, 1996, which constitutes approximately 20% of total assets. MPC manufactures and markets refined products such as motor oils, lubricants and other industrial specialty products principally under the Mercury trade name. In 1995, operating income for the segment was $68.9 million, a significant drop from the 1993 high of $90 million. Industry analysts expect the 1997 operating income to return to the $90 million range. Smith Barney estimates a valuation for MPC in the $1,075 million to $1,200 million range.


ACHIEVEMENTS, OBJECTIVES AND HIGHLIGHTS

Mercury's motor oil has been the top selling brand in the United States for the past eleven years and continues to gain market share. Two major downstream capital projects should further strengthen MPC's leading position. These involve a $200 million residual fuel conversion of the Louisiana Atlas refinery and the $500 million Excel Paralubes joint venture with Conoco. Together, these projects are expected to boost pretax earnings by $25 million in 1997.

MPC continues to emphasize international growth as the Company entered into new ventures in Peru, Venezuela, China, India and Russia. MPC markets motor oil and lubricant products in 62 countries through ten company owned distribution centers and 51 distributors and joint ventures. On January 22, 1997 MPC announced that it is launching a worldwide advertising campaign called "Stop. Go. Mercury" designed to change the way people think about motor oil. With increased refining capacity, international expansion and new advertising focus, MPC appears to be poised to enter a period of significant expansion.


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

Products                                                       PROJECT MERCURY
-------------------------------------------------------------------------------



In addition to Mercury brand motor oil and lubricants, MPC manufactures and/or distributes the following brand name products:

         o   GUMOUT: fuel injector and carburetor cleaners

         o   WOLF'S HEAD: value-priced line of lubricants

         o   GOJO: hand cleaner products

         o   PRESTONE: antifreeze

         o   FRIGC FR-12: refrigerant

         o   Z-Line: spray and marine protective lubricant

In addition to MPC's strategy of developing new products, the Company seeks to acquire entities with associated product lines that can be efficiently distributed through MPC's existing distribution system. In September, 1995, MPC acquired the assets of Viscosity Oil division of Case Corporation for $33.6 million. Viscosity Oil is a leading supplier of premium quality lubricants to the United States and Canadian off-road industry and of factory-fill lubricants for Case's North American manufacturing plants. Viscosity Oil is an example of an acquisition that complements MPC's existing product lines and moves the Company toward the eventual goal of becoming a consumer products company with broad product categories.



HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

REFINING                                                       PROJECT MERCURY
-------------------------------------------------------------------------------



MPC owns and operates two small refineries and is completing construction of a base oil facility:

o  ROUSEVILLE, PENNSYLVANIA REFINERY

   0  lube oil and specialty refinery with capacity of 16,500 b/d

   0  experienced a fire in October 1995 that killed five workers

   0  production dropped 30% while the refinery was repaired

   0  historically operates at 95% capacity


o  SHREVEPORT, LOUISIANA ATLAS REFINERY

   0  lube oil and specialty refinery with capacity of 46,200 b/d

   0  $200 million residual fuel conversion just completed

   0 Gasoline and middle distillate production is expected to increase from 23,000 b/d to 40,000 b/d as a result of the upgrade


o  EXCEL PARALUBES BASE OIL FACILITY

   0 50-50 joint venture with Conoco for a base oil facility at Conoco's Lake Charles refinery

   0  lube oil hydrocracker/isodewaxer with capacity of 18,000 b/d of base oil

   0 construction cost of $500 million was project financed and is off balance sheet for Pennzoil



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

REFINING (CONT.)                                               PROJECT MERCURY
-------------------------------------------------------------------------------



The two refineries are located in proximity to major areas of oil production. Historically, approximately 40-50% of MPC's refinery crude feedstock and 58% of its base oil needs have been supplied through Mercury's domestic production. The remainder is purchased from other suppliers at higher cost. Mercury has taken steps to supply more of its domestic crude feedstock to MPC's refineries and the Excel Paralubes joint venture should alleviate dependence on external suppliers of base oils (1). Such cost savings should result in higher earnings margins in 1997.


Since MPC is principally a motor oil and lubricants producer, it is exposed to variations in refining margins because two thirds of its products are composed of gasoline, naptha and middle distillates. Consequently, MPC hedges against commodity price variations. Such hedges have recently depressed earnings in a high commodity price market environment.




---------------------------
(1) Base oils are primary feedstock for motor oil.



HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

MERCURY PRODUCTS SUMMARY INCOME INFORMATION AND VALUATION       PROJECT MERCURY
-------------------------------------------------------------------------------




The Rouseville refinery fire and capital demands for the Shreveport refinery upgrade have limited capital expenditure on operating activities. With the completion of the capital projects and the initiation of production at Excel Paralubes, operating income and EBITDA numbers are expected to rebound significantly.


--------------------------------------------------------------------------
                   1997       1996        1995        1994        1993
                   ----       ----        ----        ----        ----
Revenues                                  1,539.4     1,509.7     1,507.6

EBIT               93.9       68.9           68.9        86.8        90.0

DD&A               38.4       35.5           30.5        27.6        27.0

EBITDA            132.3      104.4           99.4       114.4       117.0

EBITDA Growth (%)   27%         5%           -13%         -2%
--------------------------------------------------------------------------

VALUATION

In order to conduct a preliminary valuation of MPC, we have used a weighted average comparable traded company analysis. In analyzing MPC's multiple lines of business, we could not clearly identify a publicly traded company that was involved in similar activities. Therefore, we focused on the characteristics of each of MPC's segments and selected comparable companies that closely fit such segments. Thus, we put together comparable public company analysis for chemical products manufacturers, refiners and retail automotive suppliers. After calculating multiples for each of the three comparable company segments, we weighted each segment by its contribution to the MPC. As a result, we achieved precise multiples to effectively value the MPC.

The valuation methodology applied is based on multiples of operating income, and EBITDA. This analysis is attached and is summarized in Tab 1. Based on the weighted average comparable traded multiple analysis we estimate MPC's current value to be in the $1,075 to $1,200 range.



HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

Strategic Rationale: Trade Sale                                 Project Mercury
-------------------------------------------------------------------------------





         If Unicorn determines that MPC is a non-strategic segment, a trade sale for cash would be the simplest transaction structurally and would also meet two important objectives: (1) raising significant cash proceeds and (2) removing management involvement.

         Positive Features

         i) A clean trade sale to an industry purchaser would enhance market perception of the acquisition

         ii) MPC's market position is such that it would be material enough to be a strategic acquisition for large players


         Negative Features

         i)     Perception that Unicorn is a forced seller

         ii)    Unicorn may be trying to sell near the bottom of the cycle

         iii) Potential purchasers are also likely to be financially constrained



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

Strategic Rationale: Recapitalization and Sale of a
Significant Interest Via IPO                                   Project Mercury
-------------------------------------------------------------------------------





         In such a transaction, Unicorn would recapitalize the company by taking on a significant amount of external debt. Subsequently, Unicorn would sell a significant portion (or all) of the equity of the newly formed company via an IPO. Such a transaction is well suited for the current strength in the equity markets.


         Positive Features

         i)     Strong market position and well known brand name

         ii)    Established operational management

         iii)   Established sector in stock market

         iv)    Would be perceived as a recovery play


         Negative Features

         i)     May raise less cash than outright disposal

         ii)    Dependent on unpredictability of equity and IPO markets

         iii) Retained management involvement, at least for the short to medium term



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

Strategic Rationale: Spin-Out to Shareholders                   Project Mercury
-------------------------------------------------------------------------------





         In such a disposal, Unicorn would recapitalize the company by taking on a significant amount of external debt. Subsequently, Unicorn would spin-out the equity in the company to its shareholders. Alternatively, Unicorn could adopt a hybrid approach by selling a small portion of the equity via an IPO to establish a trading price with the remainder of the equity being distributed to Unicorn's shareholders, e.g. as in the Unicorn Corporation/Unicorn Resources transaction.


         Positive Features
         -----------------

         i)     Higher confidence of successful outcome than an IPO

         ii) Low capital expenditure requirements may enable Unicorn to increase leverage in the spun-out vehicle

         iii)   Removes management involvement

         iv)    May enhance earnings and cashflow in short-to-medium term


         Negative Features
         -----------------

         i)     Raises less cash than a trade sale



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

Strategic Rationale: Retention of Business                      Project Mercury
-------------------------------------------------------------------------------





         MPC has a leading market position and the Mercury name is known worldwide. Unicorn may choose to retain MPC and use it as a vehicle for international expansion and for natural gas distribution business.


         Positive Features
         -----------------

         i)     Market leadership position

         ii)    Name recognition

         iii) Vehicle to expand into power and natural gas distribution businesses



         Negative Features
         -----------------

         i)     Does not realize cash

         ii) Lack of operational synergies with Unicorn's existing businesses

         iii)   Exposure to refining margins

         iv)    Possible market valuation of Unicorn as an integrated company




HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
VALUATION OF SELECTED COMPOSITE PETROLEUM PRODUCTS, REFINING AND PRODUCT MARKETING COMPANIES
(US$ in millions, except for per share and multiple data)

                                                                                 ENTERPRISE VALUE(2)  /
                                                                  --------------------------------------------------
                                            EQUITY                          EBIT(3)                 EBITDA(4)
                                  PRICE AT  MARKET  ENTERPRISE    -----------------------    -----------------------
COMPANY                           1/28/97  VALUE(1)  VALUE(2)     1995(5) 1996E(5)  1997E(5) 1995(5)   1996E(5) 1997E(5)
-------                           -------  ------     ------      -----    -----    -----    -----     ----     ----
LUBE OIL MANUFACTURERS
Quaker State                      $ 14.00  $  503     $  699      25.0x    17.0x    15.5x    10.4x     8.4x     8.0x
WD-40 Company                       51.00     395        388       11.7     12.1     10.5     11.4     11.4      9.9
Witco                               30.75   1,744      2,600       19.4     16.2     15.7     11.0      9.9      9.7
Petrolite Corp.                     46.50     527        528       35.2     48.0     22.0     15.5     18.2     12.3
Quaker Chemical                     16.25     139        155       11.1     11.1     14.1      7.1      6.7      7.8
Lubrizol Corp.                      33.63   2,004      2,076       10.6     11.3     11.0      7.7      7.9      7.7
--------------------------------------------------------------------------------------------------------------------
Average - Weighted 60%                                            18.8x    19.3x    14.8x    10.5x    10.4x     9.2x
--------------------------------------------------------------------------------------------------------------------
REFINERS AND MARKETERS
Total Petroleum N.A               $ 10.00  $  399     $  837         nm    49.3x    24.6x    11.8x    10.3x     8.5x
Holly Corp.                         26.25     217        241        6.3      7.3      6.0      4.2      4.5      3.7
Giant Industries                    15.50     173        259       12.3      5.9      5.6      7.6      4.2      4.1
--------------------------------------------------------------------------------------------------------------------
Average - Weighted 25%                                             9.3x    20.8x    12.1x     7.9x     6.3x     5.4x
--------------------------------------------------------------------------------------------------------------------
AUTOMOTIVE RETAIL SUPPLIERS
Echlin Inc.                       $ 30.13  $1,880     $2,630      10.4x    10.7x     9.3x     8.0x     7.8x     6.7x
Genuine Parts Co.                   43.75   5,267      5,253       10.3      9.5      8.6      9.5      8.9      7.9
Goodyear Tire & Rubber              54.25   8,428      9,945        8.7      7.8      7.0      6.4      6.2      5.2
Snap-on Incorporated                37.13   2,261      2,412       19.2     15.3     13.4     11.0      9.9     10.7
SPX Corporation                     41.13     603        864       16.3     11.2      9.8     10.2      8.4      7.9
--------------------------------------------------------------------------------------------------------------------
Average - Weighted 15%                                            13.0x    10.9x     9.6x     9.0x     8.3x     7.6x
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE                                                  15.6x    18.4x    13.3x     9.6x     9.1x     8.0x
--------------------------------------------------------------------------------------------------------------------

                                                   EQUITY VALUE(1)
                                  ----------------------------------------------------
                                   AFTER-TAX CASH FLOW(6)            NET INCOME
                                  ------------------------     -----------------------
Company                           1995(5)  1996E(5)   1997E(5) 1995(5)  1996E(5) 1997E(5)
-------                           -----    -----      ----     -----    -----    -----
LUBE OIL MANUFACTURERS
Quaker State                       7.7x     6.8x      6.6x     28.0x    21.0x    20.1x
WD-40 Company                      17.2     18.0      15.8      18.8     19.8     17.2
Witco                               9.7     10.3       9.9      26.4     30.6     27.7
Petrolite Corp.                    15.5     16.0      13.5      43.9     35.2     25.1
Quaker Chemical                     9.3     10.7       9.3      19.9     19.9     15.5
Lubrizol Corp.                      8.9      8.8       8.6      15.0     15.7     15.3
--------------------------------------------------------------------------------------
Average - Weighted 60%            11.4x    11.7x     10.6x     25.3x    23.7x    20.1x
--------------------------------------------------------------------------------------
REFINERS AND MARKETERS
Total Petroleum N.A               36.3x    33.3x     14.3x        nm       nm       nm
Holly Corp.                         5.7      5.9       4.8      11.4     13.5     10.3
Giant Industries                    7.5      4.2       4.1      21.6      8.6      8.2
--------------------------------------------------------------------------------------
Average - Weighted 25%            16.5x    14.4x      7.7x     16.5x    11.1x     9.3x
--------------------------------------------------------------------------------------
AUTOMOTIVE RETAIL SUPPLIERS
Echlin Inc.                        7.4x     6.8x      6.2x     12.2x    13.2x    11.1x
Genuine Parts Co.                  14.4     13.6      12.5      17.0     16.2     14.2
Goodyear Tire & Rubber              7.4      6.9       6.5      13.0     12.2     10.7
Snap-on Incorporated               16.8     15.4      12.0      20.0     18.0     15.7
SPX Corporation                    12.4      9.9       8.3     113.8     32.6     19.8
--------------------------------------------------------------------------------------
Average - Weighted 15%            11.7x    10.5x      9.1x     35.2x    18.5x    14.3x
--------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------
WEIGHTED AVERAGE                  12.7x    12.2x      9.7x     24.6x    19.7x    16.5x
--------------------------------------------------------------------------------------

Notes:
--------------------------
(1) Equity Market Value = Total Shares Outstanding (calculated by the treasury method) * Current Common Stock Price.
(2) Enterprise Value = Equity Market Value + Market Value of Preferred + Total Debt (principal amount) + Minority Interest - Cash and Marketable Securities.
(3)  EBIT = Earnings before interest, and taxes.
(4)  EBITDA = Earnings before interest, taxes, depreciation, and amortization.
(5) Historical numbers and forward projections are Smith Barney estimates based on Wall Street research.
(6) After-Tax Cash Flow = Net Income + deferred taxes + depreciation + other non-cash items.


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

Overview of Jiffy Lube                                          Project Mercury
-------------------------------------------------------------------------------





BUSINESS SUMMARY

Jiffy Lube franchises, owns and operates automotive lubrication and fluid maintenance service centers and is the domestic market leader in this business. At December 31, 1996 there were over 1,400 Jiffy Lube service centers in the US and 9 centers internationally, of which 486 were company-owned. During 1996, Jiffy Lube centers serviced over 19 million cars. Jiffy Lube's services includes changing engine motor oil and filter, lubricating the chassis and checking and replenishing various fluids. System sales for Jiffy Lube centers amounted to $656.6 million in 1995, an increase of approximately 8% over 1994.

Mercury completed the acquisition of 80% of the common stock of Jiffy Lube through a restructuring in January 1990. In August 1991, a newly formed
Mercury subsidiary commenced a tender offer for the remaining outstanding shares. Post-tender, Mercury owned in excess of 93% of Jiffy Lube. In October 1991, Mercury exchanged the remaining outstanding share of Jiffy Lube for $6 cash and completed the "going-private" transaction. Jiffy Lube's tender and exchange acquired the outstanding interest for $9.2 million, implying a total equity value of $52.3 million for the entire company. However, Jiffy Lube had a significant amount of debt outstanding, amounting to $110 million in total.

The "going-private" transaction gave rise to litigation brought by franchisees. As part of a settlement with one of the franchisees, Jiffy Lube agreed to reduce the royalties paid by franchisees to 5% of gross sales or 4% if paid promptly.

ACHEIVEMENTS, OBJECTIVES AND HIGHLIGHTS

Under Mercury's control, Jiffy Lube has achieved many successes. Operationally, Jiffy Lube has brought in new management, consolidated operations, settled litigation with franchisees, instituted a new marketing program and established a new point-of-sale ("POS") system. Financially, Mercury has increased revenues by approximately 8.5% per year and increased average ticket price per car by 2% annually which in 1994, finally led to profitability.

SYSTEM-WIDE INFORMATION
-----------------------------------------------------------------------
                                        As of Year End:
                      ===================================================
                      1991     1992      1993      1994      1995
System Sales - mm's   $ 474.7  $ 500.5   $ 539.3   $ 607.5   $ 656.6

Stores                  1,076    1,055     1,071     1,141     1,207

Daily Customers/Store    43.4     43.7      44.9      47.5      47.7

Average Ticket Price  $ 32.15  $ 33.23   $ 33.60   $ 34.09   $ 34.71
-----------------------------------------------------------------------




HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
OVERVIEW OF JIFFY LUBE


Since assuming control, Mercury has increased its number of stores from 1,076 to over 1,400 and, more importantly, has rationalized the system by closing non-performers and improving the overall quality of its franchisees. At the same time, Jiffy Lube has maintained its 50+ percent share of the quick oil and lube market.

JIFFY LUBE CENTERS

                                   [GRAPH]


Jiffy Lube is expected to continue to benefit from improved general economic conditions and increasing environmental concerns over the disposal of used motor oil. Largely due to these two factors, Mercury forecasts that the installed share of motor oil sales volumes, compared to Do-It-Yourself (DIY), will continue to increase to approximately 50% in the next few years.


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
NATIONWIDE DISTRIBUTION NETWORK OF OVER 1,400 JIFFY LUBE CENTERS


                            [MAP OF UNITED STATES]


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

Industry Review                                                 Project Mercury
-------------------------------------------------------------------------------



The installed oil market is a highly fragmented industry. There is tremendous risk of market saturation and overlap. In addition, there are few real barriers to entry and many competitors are becoming more willing to discount the price of Jiffy Lube's services in order to build customer traffic to increase their other, higher margin repair services.

However, Jiffy Lube has demonstrated that as a system it is relatively nimble and able to implement strategic changes. The centers are willing to compete with local competitors and are quite satisfied to gain market share through converting the DIY market. Environmental concerns for used motor oil and the increasing complexity of new cars combine to make do-it-yourself maintenance less attractive. Demographically, the increasing average age and number of cars on the road suggests that the overall market may be expanding.

An important element of success in the future will be Jiffy Lube's ability to expand its operations and build customer traffic on a same-store basis. The Jiffy Lube-Sears agreement is a good example of a strategic alliance that should benefit both entities. Jiffy Lube will receive several hundred new, low-cost sites, the existing oil change and lubrication business of Sears' auto centers, and the additional traffic brought in by Jiffy Lube's national brand name. Sears will receive rent and a royalty from the lube business, additional traffic for its products and repair centers generated by Jiffy Lube's customer base, and association with a trusted name. This type of alliance is expected to spread throughout the industry as competitors seek lower costs, greater customer traffic and increased opportunities to cross-sell.



U.S. CARS IN REGISTRATION (1)              AVERAGE AGE OF U.S. VEHICLE FLEET (2)
-------------------------------------------------------------------------------
     [BAR GRAPH]                                       [BAR GRAPH]

     [LINE GRAPH]                                      [LINE GRAPH]

(1) AMERICAN AUTOMOBILE                    (2) WARD'S AUTOMOTIVE YEARBOOK
    MANUFACTURER'S ASSOCIATION



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
--------------------------------------------------------------------------------
SUMMARY INCOME INFORMATION


     REVENUES TO MERCURY                                 EBITDA TO MERCURY

        [LINE GRAPH]                                       [LINE GRAPH]


Although Jiffy Lube's five year annual revenue growth is less than 10%, operating income has grown dramatically. Finally, free from restructuring, equipment spending, litigation, store closures and environmental charges that have hindered operating results for the past four years, Jiffy Lube appears to be poised for growth. Wall Street analysts anticipate 15 to 30 percent growth over the next three years as Mercury finally realizes the benefits of the acquisition and restructuring.


SEGMENT FINANCIAL INFORMATION

                                                            YEARS ENDED
------------------------------------------------------------------------------------------------------
$ MILLIONS                       1991           1992            1993            1994            1995
------------------------------------------------------------------------------------------------------
Revenues                         $129.7         $174.4          $219.9          $258.1          $289.2

EBITDA                              0.1           (2.1)           (3.5)           18.6            31.3

Operating Income                   (7.8)         (13.4)          (17.6)            2.8            13.2

Depreciation                        7.9           11.3            14.1            15.8            18.1

Capital Expenditure                 4.9           25.8            21.7            18.9            40.8

Identifiable Assets               270.2          289.8           305.7           304.4           340.0
------------------------------------------------------------------------------------------------------


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
VALUATION



In the absence of more detailed specific information we have valued Jiffy Lube based on comparable trading EBITDA and EBIT multiples. THIS WOULD YIELD AN ENTERPRISE VALUE OF $200 TO $225 MILLION FOR THE ENTIRE COMPANY. WE VIEW THIS AS A CONSERVATIVE VALUATION DUE TO THE POTENTIAL UPSIDE IN THE BUSINESS AND JIFFY LUBE'S CURRENT DOMINANT POSITION AND STRATEGY. We summarize our findings in Tab 1 and a multiples valuation is attached.


STRATEGIC RATIONALE

As with Mercury's Motor Oil and Automotive Products division, we do not believe that the Jiffy Lube operations would be strategic to Olympus and it would accordingly be a candidate for disposal post acquisition. We believe the market would be receptive to a national brand name such as Jiffy Lube as a stand alone auto industry company. However, in view of the operational synergies with Mercury's motor oil business, which appears to be the driving motivation behind the original Jiffy Lube acquisition in 1990, we believe it may be more attractive to sell these operations in combination with Mercury Products Company.



HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                 PROJECT MERCURY
--------------------------------------------------------------------------------
VALUATION OF SELECTED AUTO SERVICE COMPANIES

(US$ in millions, except for per share and multiple data)

                                                                  ENTERPRISE VALUE(2)/                    EQUITY VALUE(1)
                                                           ------------------------------------  --------------------------------
                                     EQUITY                    EBITDA(3)           EBIT(4)        NET INCOME            1995
                          PRICE AT   MARKET   ENTERPRISE   -----------------  -----------------  -----------------  -------------
COMPANY                   01/28/97  VALUE(1)   VALUE(2)    1996E(5) 1997E(5)  1996E(5) 1997E(5)  1996E(5) 1997E(5)  SALES OUTLETS
---------------------------------------------------------------------------------------------------------------------------------

WHILE-YOU-WAIT AUTO SERVICE COMPANIES

Lucor, Inc.                $ 6.00    $   17     $   33       22.5x    5.4x        NM     8.1x        NM    14.6x    0.6x   $0.28
Grease Monkey Holdings       1.88         8         19          na      na        na       na        na       na    0.4     0.04
Monro Muffler Brake Inc.    17.00       123        167         5.7     4.9       8.0      6.8      11.9      9.9     1.1    0.45
Speedy Muffler King Inc.     8.21       104        281         5.7     5.1       9.2      8.2       9.9      7.6     0.2    0.12

                         Average:    $   63     $  125       11.3x    5.1x      8.6x     7.7x     10.9x    10.7x    0.6x   $0.22
---------------------------------------------------------------------------------------------------------------------------------
                          Median:        17         33        14.1     5.2       8.0      7.5      11.9     12.2     0.6    0.28
---------------------------------------------------------------------------------------------------------------------------------
TIRE AND AUTOPART SALES COMPANIES

Autostock Inc.              $3.60    $   52     $   62        8.9x    8.2x     12.7x    12.5x     21.0x    21.0x    0.4x   $0.17
The Pep Boys                29.63     1,792      2,148         8.7     7.5      11.5      9.7      18.0     14.7     1.3    3.54
TBC Corporation               7.5       179        238         5.3     5.3       6.1      6.0       9.4      8.8     0.3    0.85

                         Average:    $  674     $  816        7.7x    7.0x     10.1x     9.4x     16.1x    14.8x    0.7x   $1.52
---------------------------------------------------------------------------------------------------------------------------------
                          Median:       179        238         8.7     7.5      11.5      9.7      18.0     14.7    0.84    0.85
---------------------------------------------------------------------------------------------------------------------------------

Notes:
(1) Equity Market Value = Total Shares Outstanding (calculated by the treasury method) * Current Common Stock Price.
(2) Enterprise Value = Equity Market Value + Market Value of Preferred + Total Debt (principal amount) + Minority Interest - Cash and Marketable Securities.
(3) EBITDA = Earnings before interest, taxes, depreciation and amoritization.
(4) EBIT = Earnings before interest, and taxes.
(5) Forward projections are calculated using IBES earnings with Smith Barney research and Wall Street consensus add-backs.

HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
LEVERAGE RATIOS OF SELECTED AUTO SERVICE COMPANIES
(US$ in millions, except for per share and multiple data)


                                                    TOTAL DEBT/                                                LTM    EQUITY MARKET
                              SENIOR              CAPITALIZATION    TOTAL DEBT/        NET DEBT/     LTM      EBITDA-     VALUE/
                             UNSECURED    TOTAL  ----------------      LTM       NET      LTM       EBITDA/   CAPEX/     TANGIBLE
COMPANY                    CREDIT RATING   DEBT  BOOK(1) MARKET(2)    EBITDA     DEBT    EBITDA    INTEREST  INTEREST  BOOK VALUE(1)
-----------------------------------------------------------------------------------------------------------------------------------

WHILE-YOU-WAIT AUTO
SERVICE COMPANIES
-----------------
Lucor, Inc.                     NR/NR      $ 17     34%     47%         10.2x     $  14      8.6x      2.0x     (13.0)    0.5x

Grease Monkey Holdings          NR/NR        11     86%     57%           7.2        10       6.7       2.8     (42.8)     4.6

Monro Muffler Brake Inc.        NR/NR        49     47%     28%           2.2        43       1.9       9.0      (1.3)     2.2

Speedy Muffler King, Inc.       NR/NR       179     34%     63%           1.3       177       1.3      56.8       46.5     0.3

                                Average:   $ 64     50%     49%          5.2x     $  61      4.6x     17.6x      -2.6x    1.9x
                                Median:      17     47%     47%           7.2        14       6.7       2.8     (13.0)     2.2

TIRE AND AUTOPART SALES COMPANIES
---------------------------------

Autostock Inc.                  NR/NR      $ 10     23%     16%          1.1x     $  10      1.1x      6.0x       3.6x    1.6x

The Pep Boys                    NR/NR       367     36%     17%           1.9       356       1.8      78.0        3.8     2.7

TBC Corporation                 NR/NR        83     42%     32%           2.0        60       1.5       6.5        3.3     1.5

                                Average:   $154     34%     22%          1.7x     $ 142      1.5x     30.2x       3.6x    1.9x
                                Median:      83     36%     17%           1.9        60       1.5       6.5        3.6     1.6


Notes
----------------------

(1) Book Capitalization = Total Debt + Common Book Equity + Preferred (at liquidation preference) + Minority Interest.

(2) Market Capitalization = Total Debt + Common Equity Market Value + Preferred Market Value + Minority Interest.


HIGHLY CONFIDENTIAL                                          [SMITH BARNEY LOGO]

                                                                PROJECT MERCURY
-------------------------------------------------------------------------------
OPERATING RATIOS OF SELECTED AUTO SERVICE COMPANIES
(US$ in millions, except for per share and multiple data)


                                         1995 MARGINS                             1995 SAME           3 YEAR AVERAGE
                                    -----------------------    SG&A     INTEREST    STORE     ----------------------------
                                     GROSS    EBITDA  EBIT   AS A % OF  AS A % OF   SALES     REVENUE/ INCOME/ INCREASE IN
COMPANY                             MARGIN(1) MARGIN MARGIN  1995 SALES 1995 SALES GROWTH(2)   OUTLET   OUTLET    OUTLET
--------------------------------------------------------------------------------------------------------------------------

WHILE-YOU-WAIT AUTO
SERVICE COMPANIES
-----------------
Lucor, Inc.                           40%      8%      5%       11.3%     14.2%     14.0%     $0.52    $0.02     31%

Grease Monkey Holdings                31%      9%      5%       23.9%     12.6%      3.0%      0.03     0.00      3%

Monro Muffler Brake Inc.              49%     19%     13%       30.1%      7.0%     -3.9%      0.45%    0.03     15%

Speedy Muffler King, Inc.             31%     24%     23%       27.2%      1.6%      4.0%      0.57     0.01      8%

Average:                              38%     15%     11%       23.1%      8.8%      0.0x     $0.39    $0.01     14%
Median:                               40%      9%      5%       23.9%     12.6%      0.0      $0.45    $0.02     15%

TIRE AND AUTOPART SALES COMPANIES
---------------------------------

Autostock Inc.                        26%      9%      7%       16.9%      7.4%      4.7%     $0.40    $0.02      4%

The Pep Boys                          31%     14%     11%       21.0%      0.8%      4.5%      2.87     0.15     12%

TBC Corporation                        8%      6%      5%        2.6%     44.4%     -2.9%      2.63     0.09     NA

Average:                              29%     11%      8%       13.5%     17.6%      0.0x     $1.96    $0.09      8%
Median:                               35%     13%      9%       19.0%      4.1%      0.0      $1.63    $0.08      8%



Notes
----------------------
(1) Gross margin is revenues less costs of goods sold as a ratio of revenues.

(2) Same store sales growth is the increase in sales generated from stores which were in operation at the beginning of the year.


HIGHLY CONFIDENTIAL                                         [SMITH BARNEY LOGO]